Exhibit 15.2

Elbit Imaging

7 Mota Gur, Olympia C Tower, Petach Tikva, Israel

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm Brightman Almagor Zohar & Co. was previously the independent registered public accounting firm for Elbit Imaging Ltd. (the “Company”), and reported on the financial statements of the Company for the years ended December 31, 2015 and 2014. We have read the Company’s statements included under Item 16F (the “Item”) of its Annual Report on Form 20-F for the fiscal year ended December 31, 2016, and agree with the statements made by the Company under this Item.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
November 9, 2017